Exhibit 15.1




November 9, 2001


Stone Energy Corporation
Post Office Box 52807
Lafayette, LA 70505

Gentlemen:

     We are aware that Stone Energy Corporation has incorporated by reference in its registration statements on Forms S-8 (Registration Nos. 33-67332, 333-51968, 333-64448 and 333-87849) and S-3 (Registration No. 333-79733) its Form 10-Q for
the quarter ended September 30, 2001, which includes our report dated October 30, 2001, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a "part" of the registration statements prepared or certified by our firm or a "report" prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,

/s/ Arthur Andersen
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ARTHUR ANDERSEN LLP